FOR IMMEDIATE RELEASE
May 6, 2020

Owens & Minor Reports 1st Quarter Financial Results
Owens & Minor confirms earnings guidance for the year

RICHMOND, VA - May 6, 2020 - Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the first quarter of 2020, as summarized in the table below.

“I am pleased with the way that our teams performed in a very challenging environment in response to the COVID-19 pandemic. I have seen our values play out in real life as our teams worked with customers, suppliers, and various agencies of state and federal governments to provide creative solutions to these challenges. We recognize our responsibilities and required leadership in supporting the Nation’s response to protect those on the front line. Our distribution, products, and services teams have rallied around our mission to Empower Our Customers to Advance Healthcare,” said Edward A. Pesicka, President & Chief Executive Officer of Owens & Minor.

“The decisive actions we took this quarter enabled us to quickly pivot and leverage the strength of our Americas based PPE manufacturing footprint.  While we expect the second quarter to be very challenging due to the significant reduction in elective procedures, we are well positioned to partially offset this impact due to the increased demand for our PPE products.” In addition, Pesicka added, “During the second quarter, we will continue to invest in a disciplined manner to meet the needs of our customers as their demand for our services and products grows throughout the third and fourth quarter as elective procedures ramp back up.  While 2020 is expected to continue to be very fluid, with downs and ups, our demonstrated ability to quickly pivot and leverage our strengths to best serve our customers provides us with the confidence to re-confirm our full year adjusted EPS guidance of $0.50 to $0.60.”

Financial Summary[1]
($ in millions, except per share data)	1Q20	1Q19

Revenue	$2,123	$2,351

Operating Income, GAAP[2]	$10.8	$16.6
Adj. Operating Income, Non-GAAP[2]	$27.4	$31.1

Income (Loss) from continuing operations, GAAP[2]	($8.9)	($10.9)
Adj. Net Income, Non-GAAP[2]	$2.4	$3.7

Income (Loss) from continuing operations per share, GAAP[2]	($0.15)	($0.18)
Adj. Net income per share, Non-GAAP[2]	$0.04	$0.06
Adj. Net Income per share, Non-GAAP, constant currency[2,3]	$0.08	$0.06

1. Adjusted net income and Adjusted net income per share relate to continuing operations.
2. Reconciliations of the differences between the non-GAAP financial measures presented in this release and their most directly comparable GAAP financial measures are included in the tables below.
3. Adjusted net income per share, non-GAAP at foreign currency exchange rates as of December 31, 2019.

1st Quarter 2020 Highlights

•	On a constant currency basis, adjusted net income per share increased by $0.02 to $0.08 compared to the prior year quarter, a 33% increase.

•	Operating results reflect favorable revenue mix combined with continued operating efficiencies resulting in gross margin expansion of 88 basis points compared to in the first quarter of 2019.

•	The Company generated $93 million of operating cash flow in the first quarter, primarily from working capital improvements.

•	Total debt was reduced by $24 million in the first quarter, bringing the total for the last four quarters to $195 million.

•
The change in revenue compared to prior year was driven by lower sales as a result of customer non-renewals that occurred in early 2019 and reduced surgical procedures as a result of COVID-19 in our Medical Distribution business. These changes were partially offset by increased sales of personal protective equipment (PPE) and revenue growth in the Home Healthcare business.

•
On April 6, 2020, the Company announced that it had entered into a purchase agreement for the pending sale of its European logistics business, Movianto, to EHDH Holding Group, a privately held French company. The Company continues to believe that the transaction, which is subject to certain customary approvals and conditions to close, will close in the first half of 2020.

COVID-19 Update

•
The significant reduction in elective surgical procedures, which began mid-March, is expected to continue through the end of the 2nd quarter of 2020. This reduction in surgical procedures will negatively impact our revenue and profit for the second quarter. However, elective procedures are assumed to recover at an accelerated rate during the 3rd and 4th quarter of 2020, partially offsetting the 2nd quarter impact.

•	Owens & Minor expects to continue the production of our Americas based PPE at or near full capacity through the end of 2020 due to:

◦	Continued demand related to COVID-19

◦	Rebuilding of safety stock by our customers and government agencies in the event COVID-19 demand slows

◦	The need for PPE products as elective procedures ramp up

◦
Owens & Minor being named by the U.S. Department of Health and Human Services as one of five manufacturers to collectively provide approximately 600 million N95 respirator masks over the next 18 months.

◦	New operating protocols requiring PPE in non-healthcare related industries

•
Owens & Minor participated in Operation Local Production in which teammates in our Lexington, NC facility manufactured nearly 1 million cubic yards of fabric for delivery to New York City garment workers to make medical gowns for NYC hospitals.

•
Owens & Minor worked closely with FEMA’s Supply Chain Task Force on Project Air Bridge to accelerate the distribution of critical PPE to areas of greatest need and reduce the transit time of these supplies.

•	Owens & Minor reaches a milestone in the COVID-19 fight with nearly two billion units of PPE shipped during February and March 2020.

Financial Outlook
Key assumptions supporting guidance:

•	Elective procedures will not return to normal levels until Q3, negatively impacting revenues in our Global Solutions segment during Q2.

•
Hospitals will increase surgical capacity in Q3 and Q4 to partially recover from elective procedures that were postponed during Q2, driving incremental demand in both our Global Solutions and Global Products segments in the second half of the year.

•	Global Products production of PPE will continue to run at or near full capacity for the balance of the year to meet market demand and to satisfy federal government stockpiling commitments.

•	Additional favorability in commodity pricing for the remainder of the year.

•	Continued foreign exchange headwinds assumed for the balance of the year.
Based on the above assumptions, the Company continues to expect adjusted net income for 2020 to be in a range of $0.50 to $0.601 per share, on a constant currency basis, despite being challenged in the 2nd quarter to achieve breakeven. The Company believes that it remains positioned to deliver sustained double-digit earnings growth beyond 2020.

1.	On a continuing operations basis; based on foreign currency rates in effect December 31, 2019.

Although the Company does provide guidance for adjusted net income per share (which is a non-GAAP financial measure), it is not able to forecast the most directly comparable measure calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amount are not predictable, making it impracticable for the Company to forecast. Such elements include, but are not limited to restructuring and acquisition charges. As a result, no GAAP guidance or reconciliation of the Company’s adjusted net income per share guidance is provided. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results. The outlook is based on certain assumptions that are subject to the risk factors discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”).

Dividend Information
The Board of Directors approved a second quarter 2020 dividend payment of $0.0025 per share, payable on June 30, 2020, to shareholders of record as of June 15, 2020.

Investor Conference Call for 1st Quarter Financial Results
Owens & Minor executives will host a conference call at 8:30 a.m. EDT on Wednesday, May 6, 2020, to discuss the results. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. A replay of the call will be available for one week by dialing 855-859-2056. The access code for the conference call, international dial-in and replay is 1874047. A webcast of the event will be available at www.owens-minor.com under the Investor Relations section.

Safe Harbor
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this release regarding our expectations with respect to our 2020 financial performance, earnings growth beyond 2020, the closing of the sale of the Company’s Movianto business, the impact of COVID-19 on the Company’s results and operations, as well as other statements related to the Company’s expectations regarding the performance of its business and improvement of operational performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC including the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the Company’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The Company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Contact
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, Chuck.Graves@owens-minor.com

SOURCE: Owens & Minor

Owens & Minor, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Net revenue	$2,122,693	$2,350,840
Cost of goods sold	1,854,134	2,074,219
Gross margin	268,559	276,621
Distribution, selling and administrative expenses	254,048	255,112
Acquisition-related and exit and realignment charges	6,064	4,863
Other operating (income) expense, net	(2,309)	42
Operating income	10,756	16,604
Interest expense, net	23,342	25,458
Other expense, net	4,846	2,734
Loss from continuing operations before income taxes	(17,432)	(11,588)
Income tax benefit	(8,523)	(670)
Loss from continuing operations, net of tax	(8,909)	(10,918)
Loss from discontinued operations, net of tax	(2,415)	(3,178)
Net loss	$(11,324)	$(14,096)

Loss from continuing operations per common share: basic and diluted	$(0.15)	$(0.18)
Loss from discontinued operations per common share: basic and diluted	(0.04)	(0.05)
Net loss per common share: basic and diluted	$(0.19)	$(0.23)

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(dollars in thousands)

	March 31, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$92,315	$67,030
Accounts receivable, net of allowances of $23,971 and $21,015	667,607	674,706
Merchandise inventories	1,108,844	1,146,192
Other current assets	151,635	79,372
Current assets of discontinued operations	499,410	439,983
Total current assets	2,519,811	2,407,283
Property and equipment, net of accumulated depreciation of $254,054 and $245,718	301,335	315,427
Operating lease assets	133,738	142,219
Goodwill	388,000	393,181
Intangible assets, net	271,513	285,018
Other assets, net	100,473	99,956
Total assets	$3,714,870	$3,643,084
Liabilities and equity
Current liabilities
Accounts payable	$891,542	$808,035
Accrued payroll and related liabilities	44,722	53,584
Other current liabilities	229,824	231,029
Current liabilities of discontinued operations	383,586	323,511
Total current liabilities	1,549,674	1,416,159
Long-term debt, excluding current portion	1,484,340	1,508,415
Operating lease liabilities, excluding current portion	109,381	117,080
Deferred income taxes	42,962	40,550
Other liabilities	112,175	98,726
Total liabilities	3,298,532	3,180,930
Total equity	416,338	462,154
Total liabilities and equity	$3,714,870	$3,643,084

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2020	2019
Operating activities:
Net loss	$(11,324)	$(14,096)
Adjustments to reconcile net loss to cash provided by (used for) operating activities:
Depreciation and amortization	23,913	28,720
Share-based compensation expense	3,941	4,505
Impairment charges	9,080	—
Provision for losses on accounts receivable	5,213	3,619
Deferred income tax expense (benefit)	6,348	(8,613)
Changes in operating lease right-of-use assets and lease liabilities	(714)	(190)
Changes in operating assets and liabilities:
Accounts receivable	(7,942)	(22,573)
Merchandise inventories	39,340	80,194
Accounts payable	98,743	(120,480)
Net change in other assets and liabilities	(77,178)	(15,668)
Other, net	4,034	3,678
Cash provided by (used for) operating activities	93,454	(60,904)

Investing activities:
Additions to property and equipment	(4,771)	(11,674)
Additions to computer software	(942)	(2,605)
Proceeds from sale of property and equipment	33	271
Cash used for investing activities	(5,680)	(14,008)

Financing activities:
Proceeds from issuance of debt	150,000	—
(Repayments) borrowings under revolving credit facility	(6,200)	72,100
Repayments of debt	(166,798)	(12,394)
Financing costs paid	(5,785)	(4,313)
Cash dividends paid	(155)	(4,764)
Other, net	(2,468)	(1,124)
Cash (used for) provided by financing activities	(31,406)	49,505
Effect of exchange rate changes on cash and cash equivalents	(62)	(2,721)
Net increase (decrease) in cash, cash equivalents and restricted cash	56,306	(28,128)
Cash, cash equivalents and restricted cash at beginning of period	84,687	103,367
Cash, cash equivalents and restricted cash at end of period (1)	$140,993	$75,239
Supplemental disclosure of cash flow information:
Income taxes paid (received), net of refunds	$2,695	$(12,388)
Interest paid	$21,431	$24,504

(1) Restricted cash represents $16.3 million held in an escrow account as of March 31, 2020 as required by the Centers for Medicare & Medicaid Services (CMS) in conjunction with the Bundled Payments for Care Improvement (BPCI) Advanced Program. Cash, cash equivalents and restricted cash also includes $32.4 million in cash of discontinued operations as of March 31, 2020.

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2020		2019
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Global Solutions	$1,847,593	87.04%	$2,123,599	90.34%
Global Products	391,192	18.43%	347,085	14.76%
Total segment net revenue	2,238,785		2,470,684
Inter-segment revenue
Global Products	(116,092)	(5.47)%	(119,844)	(5.10)%
Total inter-segment revenue	(116,092)		(119,844)
Consolidated net revenue	$2,122,693	100.00%	$2,350,840	100.00%

		% of segment		% of segment
Operating income:		net revenue		net revenue
Global Solutions	$7,691	0.42%	$21,642	1.02%
Global Products	18,571	4.75%	7,724	2.23%
Inter-segment eliminations	1,169		1,746
Intangible amortization	(10,611)		(10,026)
Acquisition-related and exit and realignment charges	(6,064)		(4,863)
Other (1)	—		381
Consolidated operating income	$10,756	0.51%	$16,604	0.71%

Depreciation and amortization:
Global Solutions	$10,636		$10,500
Global Products	13,277		12,607
Discontinued operations	—		5,613
Consolidated depreciation and amortization	$23,913		$28,720

Capital expenditures:
Global Solutions	$1,032		$3,341
Global Products	3,017		2,903
Discontinued operations	1,664		8,035
Consolidated capital expenditures	$5,713		$14,279

(1) 2019 included interest cost and net actuarial losses related to the U.S. Retirement Plan as well as Software as a Service (SaaS) implementation costs associated with the upgrading of our global IT platforms in connection with the redesign of our global information system strategy.

Owens & Minor, Inc.
Net Loss per Common Share (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Weighted average shares outstanding - basic and diluted	60,571,000	60,376,000

Loss from continuing operations	$(8,909)	$(10,918)
Basic and diluted per share	$(0.15)	$(0.18)

Loss from discontinued operations	$(2,415)	$(3,178)
Basic and diluted per share	$(0.04)	$(0.05)

Net loss	$(11,324)	$(14,096)
Basic and diluted per share	$(0.19)	$(0.23)

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited)

The following table provides a reconciliation of reported operating income and loss from continuing operations to non-GAAP measures used by management.

	Three Months Ended March 31,
(Dollars in thousands except per share data)	2020	2019
Operating income, as reported (GAAP)	$10,756	$16,604
Intangible amortization (1)	10,611	10,026
Acquisition-related and exit and realignment charges(2)	6,064	4,863
Software as a Service implementation costs (3)	—	351
Other (4)	—	(731)
Operating income, adjusted (non-GAAP) (Adjusted Operated Income)	$27,431	$31,113
Operating income as a percent of revenue (GAAP)	0.51%	0.71%
Adjusted operating income as a percent of revenue (non-GAAP)	1.29%	1.32%

Loss from continuing operations, as reported (GAAP)	$(8,909)	$(10,918)
Intangible amortization (1)	10,611	10,026
Income tax expense (benefit) (7)	(2,544)	(1,350)
Acquisition-related and exit and realignment charges(2)	6,064	4,863
Income tax expense (benefit) (7)	(1,250)	(735)
Software as a Service implementation costs (3)	—	351
Income tax expense (benefit) (7)	—	(51)
(Gain) loss on extinguishment and modification of debt (5)	4,127	2,003
Income tax expense (benefit) (7)	(989)	(524)
Other (4)	577	—
Income tax expense (benefit) (7)	(138)	—
Tax adjustment (6)	(5,187)	—
Income from continuing operations, adjusted (non-GAAP) (Adjusted Net Income)	$2,362	$3,665

Loss from continuing operations per diluted common share, as reported (GAAP)	$(0.15)	$(0.18)
Intangible amortization (1)	0.14	0.14
Acquisition-related and exit and realignment charges(2)	0.08	0.07
Software as a Service implementation costs (3)	—	0.01
(Gain) loss on extinguishment and modification of debt (5)	0.05	0.02
Other (4)	0.01	—
Tax adjustment (6)	(0.09)	—
Income from continuing operations per diluted common share, adjusted (non-GAAP) (Adjusted EPS)	$0.04	$0.06
Impact of currency at 2019 foreign currency exchange rates	0.04	—
Adjusted EPS, on a constant currency basis (8)	$0.08	$0.06

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited), continued

The following items have been excluded in our non-GAAP financial measures:

(1) Intangible amortization includes amortization of intangible assets established during purchase accounting for business combinations. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results and the results of our peers.
(2) Acquisition-related charges were $4.2 million and $4.2 million for the three months ended March 31, 2020 and 2019, respectively, and consisted primarily of transition costs for the Halyard acquisition. Exit and realignment charges were $1.8 million and $0.7 million for the three months ended March 31, 2020 and 2019, respectively. Exit and realignment charges in the first quarter of 2020 were associated with severance from reduction in force and other costs related to the reorganization of the U.S. commercial, operations and executive teams. Exit and realignment charges in the first quarter of 2019 were associated with severance from reduction in force and other employee costs associated with the establishment of our client engagement center and other IT restructuring charges.
(3) Software as a Service (SaaS) implementation costs were associated with significant global IT platforms in connection with the redesign of our global information system strategy.
(4) Other includes interest costs and net actuarial losses related to the U.S. Retirement Plan.
(5) (Gain) loss on extinguishment and modification of debt in 2020 includes the write-off of deferred financing costs associated with the paydown of our Term A loans of $2.1 million and third party fees expensed as a result of the Fifth Amendment to the Credit Agreement in February 2020 of $2.2 million, which was offset by a gain on extinguishment of debt related to the partial repurchase of our 2021 Notes in March 2020 of $0.2 million. (Gain) loss on extinguishment and modification of debt in 2019 includes the write-off of deferred financing costs associated with the revolving credit facility as a result of the Fourth Amendment to the Credit Agreement in February 2019 of $2.0 million.
(6) Includes a tax adjustment associated with the estimated benefits under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
(7) These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.
(8) Excludes the impact of translational currency, which assumes 2020 results at 2019 rates.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.